Exhibit 99.1
NEWS CORPORATION REPORTS THIRD QUARTER RESULTS FOR FISCAL 2026
FISCAL 2026 THIRD QUARTER KEY FINANCIAL HIGHLIGHTS

•Third quarter revenues were $2.19 billion, a 9% increase compared to $2.01 billion in the prior year, driven by growth at the Digital Real Estate Services, Dow Jones and Book Publishing segments.
•Net income from continuing operations in the quarter was $121 million, a 13% increase compared to $107 million in the prior year.
•Third quarter Total Segment EBITDA was $343 million, an 18% increase compared to $290 million in the prior year.
•For the quarter, reported EPS from continuing operations were $0.16 as compared to $0.14 in the prior year - Adjusted EPS were $0.21 compared to $0.17 in the prior year.
•Dow Jones revenues for the quarter were $619 million, an 8% increase compared to the prior year, underpinned by 19% growth at Risk & Compliance, 12% growth at Dow Jones Energy and 13% growth in digital advertising revenues.
•Revenues at Move, operator of Realtor.com®, were $148 million, a 10% increase from the prior year, driven by premium offerings and expansion in growth adjacencies.
•REA Group posted strong results for the quarter, growing revenues 20% to $325 million, driven by positive foreign exchange impacts and continued strong Australian residential performance.
•Book Publishing revenues grew 8% for the quarter to $555 million, led by strong sales of Rachel Reid’s Game Changers related to the release of the Heated Rivalry streaming series.

NEW YORK, NY – May 7, 2026 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended March 31, 2026.

Commenting on the results, Chief Executive Robert Thomson said:

“News Corp has again delivered resounding results this quarter, and we remain on track for another year of record profitability given the strength seen thus far in the fourth quarter. For the third quarter of fiscal 2026, our total revenue rose 9 percent to $2.2 billion, while net income from continuing operations rose 13 percent to $121 million and Total Segment EBITDA increased a robust 18 percent to $343 million. Both EPS and Adjusted EPS were also notably higher.

The third quarter was compelling evidence of the transformation of our business, and demonstrated the robustness of our core growth engines, which we expect will propel us towards a strong fiscal finish. Given our firm belief that the current share price does not reflect the intrinsic value of the company or its prospects, we have continued to execute our enhanced buyback program at an accelerated rate.

Our confidence comes as the world is grappling with the potential impact of AI. We are an AI inputs company and that fact was reflected in our recent deal with Meta, which complements our partnership with OpenAI. We are in discussions with other companies who recognize the preciousness of provenance, and these potential deals should have a positive impact on our revenue and profitability.

We are also tracking a number of dodgy digital firms scraping illicitly, illegally our precious content and shamelessly reselling this purloined property. We have these baleful bad-boy bots in our sights and intend to pursue them vigorously. And we believe companies that willingly buy this stolen content from these nefarious fences are also culpable.”

THIRD QUARTER RESULTS

The Company reported fiscal 2026 third quarter total revenues of $2.19 billion, a 9% increase compared to $2.01 billion in the prior year period, primarily driven by higher real estate revenues at the Digital Real Estate Services segment, higher circulation and subscription revenues at the Dow Jones segment and higher sales at the Book Publishing segment. Results included an $88 million, or 5%, positive impact from foreign currency fluctuations. Adjusted Revenues (which excludes the foreign currency impact, acquisitions and divestitures as defined in Note 2) increased 4% compared to the prior year.

Net income from continuing operations for the quarter was $121 million, a 13% increase compared to $107 million in the prior year, primarily driven by higher Total Segment EBITDA, partially offset by higher tax expense.

The Company reported third quarter Total Segment EBITDA of $343 million, an 18% increase compared to $290 million in the prior year primarily due to strong contributions from the Digital Real Estate Services and Dow Jones segments and lower employee costs in the Other segment. Adjusted Total Segment EBITDA (as defined in Note 2) increased 13%.

Net income from continuing operations per share attributable to News Corporation stockholders was $0.16 as compared to $0.14 in the prior year. Adjusted EPS (as defined in Note 3) were $0.21 compared to $0.17 in the prior year.

SEGMENT REVIEW

	For the three months ended March 31,			For the nine months ended March 31,
	2026	2025	% Change	2026	2025	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
Dow Jones	$619	$575	8%	$1,853	$1,727	7%
Digital Real Estate Services	473	406	17%	1,463	1,336	10%
Book Publishing	555	514	8%	1,722	1,655	4%
News Media	538	514	5%	1,653	1,625	2%
Other	—	—	—%	—	—	—%
Total Revenues	$2,185	$2,009	9%	$6,691	$6,343	5%

Segment EBITDA:
Dow Jones	$147	$132	11%	$482	$437	10%
Digital Real Estate Services	155	124	25%	519	449	16%
Book Publishing	73	64	14%	230	246	(7)%
News Media	15	33	(55)%	115	125	(8)%
Other	(47)	(63)	25%	(142)	(164)	13%
Total Segment EBITDA	$343	$290	18%	$1,204	$1,093	10%

Dow Jones

Revenues in the quarter increased $44 million, or 8%, compared to the prior year, driven by continued growth in the professional information business and higher digital advertising revenues. Results included a $7 million, or 2%, positive impact from foreign currency fluctuations. Digital revenues at Dow Jones in the quarter represented 84% of total revenues compared to 82% in the prior year. Adjusted Revenues increased 6%.

Circulation and subscription revenues increased $33 million, or 7%, reflecting an 11% increase in professional information business revenues, led by 19% growth in Risk & Compliance revenues to $100 million, which includes a modest contribution from recent acquisitions, and 12% growth in Dow Jones Energy revenues to $77 million. Circulation revenues increased 1% compared to the prior year driven by the conversion of customers from introductory promotions to higher pricing and the continued growth in digital-only subscriptions, partly offset by lower print volume and the absence of a licensing revenue timing benefit in the prior year. Digital circulation revenues accounted for 76% of circulation revenues for the quarter, compared to 75% in the prior year.

During the third quarter, total average subscriptions to Dow Jones’ consumer products were over 6.5 million, a 7% increase compared to the prior year. Digital-only subscriptions to Dow Jones’ consumer products grew 9% to nearly 6.1 million. Total subscriptions to The Wall Street Journal grew 8% compared to the prior year, to 4.7 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 11% to 4.3 million average subscriptions in the quarter, driven by growth in enterprise subscriptions, and represented 92% of total Wall Street Journal subscriptions.

	For the three months ended March 31,
	2026	2025	% Change
(in thousands, except %)			Better/(Worse)
The Wall Street Journal
Digital-only subscriptions	4,332	3,913	11%
Total subscriptions	4,707	4,339	8%
Barron’s Group
Digital-only subscriptions	1,438	1,368	5%
Total subscriptions	1,530	1,485	3%
Total Consumer
Digital-only subscriptions	6,064	5,543	9%
Total subscriptions	6,546	6,103	7%

Advertising revenues for the quarter increased $5 million, or 6%, driven by digital advertising revenues, which grew 13%, partially offset by a 6% decrease in print advertising revenues. Digital advertising accounted for 67% of total advertising revenues for the quarter, compared to 63% in the prior year.

Segment EBITDA for the quarter increased $15 million, or 11%, primarily as a result of the higher revenues discussed above, partially offset by higher employee costs. Adjusted Segment EBITDA increased 12%.

On March 16th, 2026, News Corp hosted a Dow Jones investor briefing in New York, announcing, among other things, a pathway to $1 billion in annual Segment EBITDA within five years(1), which should benefit from strong growth in Risk & Compliance and Dow Jones Energy.

Investor briefing materials can be located on the News Corp Investor Relations website: https://newscorp.com/news-corp-quarterly-earnings-reports/investor-presentation-dow-jones-investor-briefing-2026/.

Digital Real Estate Services

Revenues in the quarter increased $67 million, or 17%, compared to the prior year, driven by higher revenues at both REA Group and Move. Segment EBITDA in the quarter increased $31 million, or 25%, compared to the prior year, due to higher contribution from REA Group and improved results at Move. Adjusted Revenues and Adjusted Segment EBITDA increased 8% and 16%, respectively.

In the quarter, revenues at REA Group increased $54 million, or 20%, to $325 million, driven by a $31 million, or 12%, positive impact from foreign currency fluctuations, higher Australian residential revenues due to price increases, growth in add-on products and geographical mix and higher financial services revenues. Strong Australian revenues were partly offset by a decrease in REA India revenues due to the sale of PropTiger and the closure of Housing Edge. Australian national residential buy listing volumes in the quarter were up 1% compared to the prior year, with listings in Sydney up 4% and Melbourne up 7%.

Move’s revenues in the quarter increased $13 million, or 10%, to $148 million, primarily as a result of higher sales of RealPRO SelectSM, as Move shifts its focus to more premium offerings with higher revenues per lead, and revenue growth in seller, new homes and rentals. Based on Move’s internal data, average monthly unique users of Realtor.com®’s web and mobile sites for the fiscal third quarter were 66 million, or flat compared to the prior year. Lead volume rose 6% compared to the prior year period. Monthly average visits for the third quarter for Realtor.com®, according to Comscore, were 261 million.

Book Publishing

Revenues in the quarter increased $41 million, or 8%, compared to the prior year, driven by higher physical and digital book sales led by Rachel Reid’s Game Changers, and a $6 million impact from recent acquisitions. The increase included a $12 million, or 2%, positive impact from foreign currency fluctuations. Adjusted Revenues increased 4%.

Digital sales increased 11% compared to the prior year driven by an increase in e-book and audiobook sales. Digital sales represented 26% of consumer revenues for the quarter compared to 25% for the prior year period. Backlist sales represented approximately 64% of consumer revenues in the quarter compared to 65% in the prior year.

Segment EBITDA for the quarter increased $9 million, or 14%, compared to the prior year, primarily due to the higher revenues discussed above, partially offset by higher costs due to higher sales volume. Adjusted Segment EBITDA also increased 14%.

News Media
Revenues in the quarter increased $24 million, or 5%, compared to the prior year, primarily due to a $38 million, or 8%, positive impact from foreign currency fluctuations. Adjusted Revenues for the segment decreased 2% compared to the prior year.

Circulation and subscription revenues increased $20 million, or 7%, compared to the prior year, due to a $21 million, or 7%, positive impact from foreign currency fluctuations, increased cover and subscription pricing and digital subscriber growth, partially offset by print volume declines.

Advertising revenues increased $5 million, or 3%, compared to the prior year, primarily due to a $13 million, or 7%, positive impact from foreign currency fluctuations and higher digital advertising revenues, partially offset by lower print advertising revenues, notably at News UK.

In the quarter, Segment EBITDA decreased $18 million, or 55%, compared to the prior year, primarily driven by lower contribution from News UK and costs related to the recently launched California Post. Adjusted Segment EBITDA decreased 61%.

Digital revenues represented 40% of News Media segment revenues in the quarter, compared to 39% in the prior year, and represented 38% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia as of March 31, 2026 were 1,171,000 (992,000 for news mastheads), compared to 1,148,000 (981,000 for news mastheads) in the prior year (Source: Internal data)
•The Times and Sunday Times closing digital subscribers, including the Times Literary Supplement, as of March 31, 2026 were 676,000, compared to 629,000 in the prior year (Source: Internal data).
•The Sun’s digital offering reached 65 million global monthly unique users in March 2026, compared to 74 million in the prior year (Source: Meta Pixel)
•New York Post’s digital network reached 78 million unique users in March 2026, compared to 85 million in the prior year (Source: Google Analytics)

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities from continuing operations to free cash flow:

	For the nine months ended March 31,
	2026	2025
	(in millions)
Net cash provided by operating activities from continuing operations	$815	$789
Less: Capital expenditures	(280)	(250)
Free cash flow	$535	$539

Net cash provided by operating activities from continuing operations of $815 million for the nine months ended March 31, 2026 was $26 million higher than net cash provided by operating activities from continuing operations of $789 million in the prior year, primarily due to higher Total Segment EBITDA, partially offset by higher working capital due to the timing of payments and higher tax payments.

Free cash flow in the nine months ended March 31, 2026 was $535 million compared to $539 million in the prior year. The decrease in free cash flow was primarily due to higher capital expenditures, partially offset by higher cash provided by operating activities from continuing operations. News Corp expects strong growth in free cash flow generation for the full fiscal year despite moderately higher capital expenditures.

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as net cash provided by (used in) operating activities from continuing operations less capital expenditures. Free cash flow excludes cash flows from discontinued operations. Free cash flow may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what items should be included in the calculation of free cash flow.

Free cash flow does not represent the total increase or decrease in the cash balance for the period and should be considered in addition to, not as a substitute for, the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP, which incorporates all cash movements during the period.

The Company believes free cash flow provides useful information to management and investors about the Company’s liquidity and cash flow trends.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS, constant currency revenues and free cash flow are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2, 3 and 4 and the reconciliation of net cash provided by operating activities from continuing operations to free cash flow is included above.

Footnotes

(1) Forward-looking view of Dow Jones Segment EBITDA is not a profit forecast.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00 p.m. EDT on May 7, 2026. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, Dow Jones’ business, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, the Company’s cost savings initiatives and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: information services and news, digital real estate services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.

Contacts:

Investor Relations	Corporate Communications
Michael Florin	Arthur Bochner
212-416-3363	646-422-9671
mflorin@newscorp.com	abochner@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended March 31,		For the nine months ended March 31,
	2026	2025	2026	2025
Revenues:
Circulation and subscription	$809	$755	$2,383	$2,243
Advertising	322	308	1,028	1,014
Consumer	530	492	1,647	1,585
Real estate	365	318	1,136	1,052
Other	159	136	497	449
Total Revenues	2,185	2,009	6,691	6,343
Operating expenses	(952)	(904)	(2,901)	(2,819)
Selling, general and administrative	(890)	(815)	(2,586)	(2,431)
Depreciation and amortization	(122)	(114)	(357)	(339)
Impairment and restructuring charges	(18)	(13)	(67)	(51)
Equity losses of affiliates	(1)	—	(5)	(11)
Interest income (expense), net	5	1	20	(2)
Other, net	(18)	(13)	(27)	101
Income before income tax expense from continuing operations	189	151	768	791
Income tax expense from continuing operations	(68)	(44)	(255)	(229)
Net income from continuing operations	121	107	513	562
Net income from discontinued operations, net of tax	—	30	—	2
Net income	121	137	513	564
Net income attributable to noncontrolling interests from continuing operations	(32)	(26)	(119)	(135)
Net (income) loss attributable to noncontrolling interests from discontinued operations	—	(8)	—	8
Net income attributable to News Corporation stockholders	$89	$103	$394	$437

Weighted-average shares outstanding
Basic	554.0	567.2	559.8	568.3
Diluted	555.7	569.5	561.5	570.3

Net income attributable to News Corporation stockholders per share:
Basic
Continuing operations	$0.16	$0.14	$0.70	$0.75
Discontinued operations	$—	$0.04	$—	$0.02
	$0.16	$0.18	$0.70	$0.77

Diluted
Continuing operations	$0.16	$0.14	$0.70	$0.75
Discontinued operations	$—	$0.04	$—	$0.02
	$0.16	$0.18	$0.70	$0.77

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of March 31, 2026	As of June 30, 2025
ASSETS
Current assets:
Cash and cash equivalents	$2,171	$2,403
Receivables, net	1,778	1,562
Inventory, net	303	327
Other current assets	327	519
Total current assets	4,579	4,811
Non-current assets:
Investments	1,000	1,016
Property, plant and equipment, net	1,350	1,331
Operating lease right-of-use assets	765	789
Intangible assets, net	1,877	1,930
Goodwill	4,485	4,373
Deferred income tax assets, net	186	254
Other non-current assets	1,274	1,000
Total assets	$15,516	$15,504
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$384	$335
Accrued expenses	1,041	1,036
Deferred revenue	556	498
Current borrowings	—	25
Other current liabilities	709	714
Total current liabilities	2,690	2,608
Non-current liabilities:
Borrowings	1,988	1,937
Retirement benefit obligations	115	117
Deferred income tax liabilities, net	54	57
Operating lease liabilities	854	904
Other non-current liabilities	534	492
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	10,567	11,058
Accumulated deficit	(452)	(747)
Accumulated other comprehensive loss	(1,537)	(1,543)
Total News Corporation stockholders' equity	8,584	8,774
Noncontrolling interests	697	615
Total equity	9,281	9,389
Total liabilities and equity	$15,516	$15,504

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the nine months ended March 31,
	2026	2025
Operating activities:
Net income	$513	$564
Net loss (income) from discontinued operations, net of tax	—	(2)
Net income from continuing operations	513	562
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	357	339
Operating lease expense	51	55
Equity losses of affiliates	5	11
Impairment charges	17	2
Deferred income taxes	69	83
Other, net	31	(99)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(270)	(95)
Inventories, net	32	(49)
Accounts payable and other liabilities	10	(20)
Net cash provided by operating activities from continuing operations	815	789
Investing activities:
Capital expenditures	(280)	(250)
Proceeds from sales of property, plant and equipment	1	—
Acquisitions, net of cash acquired	(96)	(53)
Purchases of investments in equity affiliates and other	(53)	(141)
Proceeds from sales of investments in equity affiliates and other	65	263
Other, net	(16)	(13)
Net cash used in investing activities from continuing operations	(379)	(194)
Financing activities:
Borrowings	125	61
Repayment of borrowings	(100)	(200)
Repurchase of News Corp shares	(456)	(114)
Dividends paid	(149)	(128)
Other, net	(96)	(44)
Net cash used in financing activities from continuing operations	(676)	(425)
Cash flows from discontinued operations:
Net cash (used in) provided by operating activities from discontinued operations	(6)	157
Net cash used in investing activities from discontinued operations	—	(65)
Net cash used in financing activities from discontinued operations	—	(39)
Net cash (used in) provided by discontinued operations	(6)	53
Net change in cash, cash equivalents and restricted cash, including discontinued operations	(246)	223
Effect of exchange rate changes on cash, cash equivalents and restricted cash, including discontinued operations	14	(12)
Cash, cash equivalents and restricted cash, including discontinued operations, beginning of year	2,403	1,960
Cash, cash equivalents and restricted cash, including discontinued operations, end of period	2,171	2,171
Less: Cash and cash equivalents at end of period of discontinued operations	—	(76)
Cash and cash equivalents	$2,171	$2,095

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net, income tax (expense) benefit and net income (loss) from discontinued operations, net of tax. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss) from continuing operations, cash flow from continuing operations and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net income from continuing operations to Total Segment EBITDA for the three and nine months ended March 31, 2026 and 2025:

	For the three months ended March 31,
	2026	2025	Change	% Change
	(in millions)
Net income from continuing operations	121	107	14	13%
Reconciling items:
Income tax expense from continuing operations	68	44	24	55%
Other, net	18	13	5	38%
Interest income, net	(5)	(1)	(4)	(400)%
Equity losses of affiliates	1	—	1	**
Impairment and restructuring charges	18	13	5	38%
Depreciation and amortization	122	114	8	7%
Total Segment EBITDA	$343	$290	$53	18%

	For the nine months ended March 31,
	2026	2025	Change	% Change
	(in millions)
Net income from continuing operations	513	562	(49)	(9)%
Reconciling items:
Income tax expense from continuing operations	255	229	26	11%
Other, net	27	(101)	128	**
Interest (income) expense, net	(20)	2	(22)	**
Equity losses of affiliates	5	11	(6)	(55)%
Impairment and restructuring charges	67	51	16	31%
Depreciation and amortization	357	339	18	5%
Total Segment EBITDA	$1,204	$1,093	$111	10%
** Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and nine months ended March 31, 2026 and 2025:

	Revenues			Total Segment EBITDA
	For the three months ended March 31,			For the three months ended March 31,
	2026	2025	Difference	2026	2025	Difference
	(in millions)			(in millions)
As reported	$2,185	$2,009	$176	$343	$290	$53
Impact of acquisitions	(16)	—	(16)	4	—	4
Impact of divestitures	—	(4)	4	—	—	—
Impact of foreign currency fluctuations	(88)	—	(88)	(16)	—	(16)
Net impact of U.K. Newspaper Matters	—	—	—	—	4	(4)
As adjusted	$2,081	$2,005	$76	$331	$294	$37

	Revenues			Total Segment EBITDA
	For the nine months ended March 31,			For the nine months ended March 31,
	2026	2025	Difference	2026	2025	Difference
	(in millions)			(in millions)
As reported	$6,691	$6,343	$348	$1,204	$1,093	$111
Impact of acquisitions	(52)	—	(52)	9	—	9
Impact of divestitures	(3)	(15)	12	1	3	(2)
Impact of foreign currency fluctuations	(118)	—	(118)	(20)	—	(20)
Net impact of U.K. Newspaper Matters	—	—	—	1	10	(9)
As adjusted	$6,518	$6,328	$190	$1,195	$1,106	$89

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for the three and nine months ended March 31, 2026 and 2025 are as follows:

	Fiscal Year 2026
	Q1	Q2	Q3
U.S. Dollar per Australian Dollar	$0.65	$0.66	$0.69
U.S. Dollar per British Pound Sterling	$1.35	$1.33	$1.35

	Fiscal Year 2025
	Q1	Q2	Q3
U.S. Dollar per Australian Dollar	$0.67	$0.65	$0.63
U.S. Dollar per British Pound Sterling	$1.30	$1.28	$1.26

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and nine months ended March 31, 2026 and 2025 are as follows:

	For the three months ended March 31,
	2026	2025	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Dow Jones	$607	$575	6%
Digital Real Estate Services	437	404	8%
Book Publishing	537	514	4%
News Media	500	512	(2)%
Other	—	—	—%
Adjusted Total Revenues	$2,081	$2,005	4%

Adjusted Segment EBITDA:
Dow Jones	$148	$132	12%
Digital Real Estate Services	144	124	16%
Book Publishing	73	64	14%
News Media	13	33	(61)%
Other	(47)	(59)	20%
Adjusted Total Segment EBITDA	$331	$294	13%

	For the nine months ended March 31,
	2026	2025	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Dow Jones	$1,823	$1,727	6%
Digital Real Estate Services	1,428	1,330	7%
Book Publishing	1,669	1,655	1%
News Media	1,598	1,616	(1)%
Other	—	—	—%
Adjusted Total Revenues	$6,518	$6,328	3%

Adjusted Segment EBITDA:
Dow Jones	$483	$437	11%
Digital Real Estate Services	515	450	14%
Book Publishing	228	246	(7)%
News Media	110	127	(13)%
Other	(141)	(154)	8%
Adjusted Total Segment EBITDA	$1,195	$1,106	8%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and nine months ended March 31, 2026 and 2025:

	For the three months ended March 31, 2026
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$619	$(5)	$—	$(7)	$—	$607
Digital Real Estate Services	473	(5)	—	(31)	—	437
Book Publishing	555	(6)	—	(12)	—	537
News Media	538	—	—	(38)	—	500
Other	—	—	—	—	—	—
Total Revenues	$2,185	$(16)	$—	$(88)	$—	$2,081

Segment EBITDA:
Dow Jones	$147	$1	$—	$—	$—	$148
Digital Real Estate Services	155	3	—	(14)	—	144
Book Publishing	73	—	—	—	—	73
News Media	15	—	—	(2)	—	13
Other	(47)	—	—	—	—	(47)
Total Segment EBITDA	$343	$4	$—	$(16)	$—	$331

	For the three months ended March 31, 2025
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$575	$—	$—	$—	$—	$575
Digital Real Estate Services	406	—	(2)	—	—	404
Book Publishing	514	—	—	—	—	514
News Media	514	—	(2)	—	—	512
Other	—	—	—	—	—	—
Total Revenues	$2,009	$—	$(4)	$—	$—	$2,005

Segment EBITDA:
Dow Jones	$132	$—	$—	$—	$—	$132
Digital Real Estate Services	124	—	—	—	—	124
Book Publishing	64	—	—	—	—	64
News Media	33	—	—	—	—	33
Other	(63)	—	—	—	4	(59)
Total Segment EBITDA	$290	$—	$—	$—	$4	$294

	For the nine months ended March 31, 2026
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$1,853	$(15)	$—	$(15)	$—	$1,823
Digital Real Estate Services	1,463	(9)	(1)	(25)	—	1,428
Book Publishing	1,722	(28)	—	(25)	—	1,669
News Media	1,653	—	(2)	(53)	—	1,598
Other	—	—	—	—	—	—
Total Revenues	$6,691	$(52)	$(3)	$(118)	$—	$6,518

Segment EBITDA:
Dow Jones	$482	$2	$—	$(1)	$—	$483
Digital Real Estate Services	519	6	1	(11)	—	515
Book Publishing	230	1	—	(3)	—	228
News Media	115	—	—	(5)	—	110
Other	(142)	—	—	—	1	(141)
Total Segment EBITDA	$1,204	$9	$1	$(20)	$1	$1,195

	For the nine months ended March 31, 2025
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$1,727	$—	$—	$—	$—	$1,727
Digital Real Estate Services	1,336	—	(6)	—	—	1,330
Book Publishing	1,655	—	—	—	—	1,655
News Media	1,625	—	(9)	—	—	1,616
Other	—	—	—	—	—	—
Total Revenues	$6,343	$—	$(15)	$—	$—	$6,328

Segment EBITDA:
Dow Jones	$437	$—	$—	$—	$—	$437
Digital Real Estate Services	449	—	1	—	—	450
Book Publishing	246	—	—	—	—	246
News Media	125	—	2	—	—	127
Other	(164)	—	—	—	10	(154)
Total Segment EBITDA	$1,093	$—	$3	$—	$10	$1,106

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders from continuing operations and diluted earnings per share from continuing operations (“EPS”) excluding expenses related to U.K. Newspaper Matters, litigation charges, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders from continuing operations and net income (loss) per share from continuing operations as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net income attributable to News Corporation stockholders from continuing operations and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three and nine months ended March 31, 2026 and 2025:

	For the three months ended March 31, 2026		For the three months ended March 31, 2025
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income from continuing operations	$121		$107
Less: Net income attributable to noncontrolling interests from continuing operations	(32)		(26)
Net income attributable to News Corporation stockholders from continuing operations	$89	$0.16	$81	$0.14
U.K. Newspaper Matters	—	—	4	0.01
Impairment and restructuring charges	18	0.03	13	0.02
Other, net	18	0.03	13	0.02
Tax impact on items above	(6)	(0.01)	(15)	(0.02)
Impact of noncontrolling interest on items above	(1)	—	2	—
As adjusted	$118	$0.21	$98	$0.17

	For the nine months ended March 31, 2026		For the nine months ended March 31, 2025
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income from continuing operations	$513		$562
Less: Net income attributable to noncontrolling interests from continuing operations	(119)		(135)
Net income attributable to News Corporation stockholders from continuing operations	$394	$0.70	$427	$0.75
U.K. Newspaper Matters	1	—	10	0.02
Impairment and restructuring charges	67	0.12	51	0.09
Other, net	27	0.05	(101)	(0.18)
Tax impact on items above	(22)	(0.04)	(18)	(0.03)
Impact of noncontrolling interest on items above	—	—	35	0.06
As adjusted	$467	$0.83	$404	$0.71

NOTE 4 – CONSTANT CURRENCY REVENUES

The Company believes that the presentation of revenues excluding the impact of foreign currency fluctuations (“constant currency revenues”) provides useful information regarding the performance of the Company’s core business operations exclusive of distortions between periods caused by the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar as described in Note 2.

Constant currency revenues are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for revenues as determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues to constant currency revenues for the three and nine months ended March 31, 2026:

	Q3 Fiscal 2025	Q3 Fiscal 2026	FX impact	Q3 Fiscal 2026 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$755	$809	$28	$781	7%	3%
Advertising	308	322	14	308	5%	—%
Consumer	492	530	12	518	8%	5%
Real estate	318	365	24	341	15%	7%
Other	136	159	10	149	17%	10%
Total revenues	$2,009	$2,185	$88	$2,097	9%	4%

Dow Jones:
Circulation and subscription	$478	$511	$7	$504	7%	5%
Advertising	86	91	—	91	6%	6%
Other	11	17	—	17	55%	55%
Total Dow Jones segment revenues	$575	$619	$7	$612	8%	6%

Digital Real Estate Services:
Circulation and subscription	$1	$2	$—	$2	100%	100%
Advertising	36	40	1	39	11%	8%
Real estate	318	365	24	341	15%	7%
Other	51	66	6	60	29%	18%
Total Digital Real Estate Services segment revenues	$406	$473	$31	$442	17%	9%

REA Group revenues	$271	$325	$31	$294	20%	8%

	Q3 Fiscal 2025	Q3 Fiscal 2026	FX impact	Q3 Fiscal 2026 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Book Publishing:
Consumer	$492	$530	$12	$518	8%	5%
Other	22	25	—	25	14%	14%
Total Book Publishing segment revenues	$514	$555	$12	$543	8%	6%

News Media:
Circulation and subscription	$276	$296	$21	$275	7%	—%
Advertising	186	191	13	178	3%	(4)%
Other	52	51	4	47	(2)%	(10)%
Total News Media segment revenues	$514	$538	$38	$500	5%	(3)%

	Q3 YTD Fiscal 2025	Q3 YTD Fiscal 2026	FX impact	Q3 YTD Fiscal 2026 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$2,243	$2,383	$45	$2,338	6%	4%
Advertising	1,014	1,028	20	1,008	1%	(1)%
Consumer	1,585	1,647	25	1,622	4%	2%
Real estate	1,052	1,136	19	1,117	8%	6%
Other	449	497	9	488	11%	9%
Total revenues	$6,343	$6,691	$118	$6,573	5%	4%

Dow Jones:
Circulation and subscription	$1,398	$1,499	$15	$1,484	7%	6%
Advertising	292	309	—	$309	6%	6%
Other	37	45	—	$45	22%	22%
Total Dow Jones segment revenues	$1,727	$1,853	$15	$1,838	7%	6%

Digital Real Estate Services:
Circulation and subscription	$5	$6	$—	$6	20%	20%
Advertising	109	121	1	$120	11%	10%
Real estate	1,052	1,136	19	$1,117	8%	6%
Other	170	200	5	$195	18%	15%
Total Digital Real Estate Services segment revenues	$1,336	$1,463	$25	$1,438	10%	8%

REA Group revenues	$932	$1,020	$25	$995	9%	7%

Book Publishing:
Consumer	1,585	1,647	25	$1,622	4%	2%
Other	70	75	—	$75	7%	7%
Total Book Publishing segment revenues	$1,655	$1,722	$25	$1,697	4%	3%

News Media:
Circulation and subscription	$840	$878	$30	$848	5%	1%
Advertising	613	598	19	$579	(2)%	(6)%
Other	172	177	4	$173	3%	1%
Total News Media segment revenues	$1,625	$1,653	$53	$1,600	2%	(2)%